EXHIBIT 23.2

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO H ANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of QI Systems Inc. on Form S-8, dated July 3, 2006, of our report dated October 7, 2005, except as to Notes 7 and 12, which are as of October 27, 2005, relating to the consolidated financial statements of QI Systems Inc., as of June 30, 2005 and 2004 and for the two years ended June 30, 2005, which appears in the Amendment No. 4 to Registration Statement No. 333-130594 of Form S-4.

Vancouver, Canada	“Amisano Hanson”
July 3, 2006	CHARTERED ACCOUNTANTS

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